SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 17, 2006
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of shareholders that will be held on Friday, May 12, 2006, at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda, and how to vote your proxy and procedures for the meeting. It also describes how the board operates and gives you information about our director candidates. A form of proxy for voting at the meeting and our 2005 annual report to shareholders included with this booklet.
     It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
     I look forward to seeing you on May 12.

Sincerely,

/s/Richard P. Anderson

Richard P. Anderson
Chairman, Board of Directors

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 12, 2006
Time:	8:00 A.M.
Place:	The Andersons’ Headquarters Building
480 West Dussel Drive
Maumee, Ohio 43537
Matters to be voted upon:
1.	The election of eleven directors to hold office for a one-year term.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2006.

3.	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of The Andersons, Inc. Common Shares as of the close of business on February 28, 2006 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors

Maumee, Ohio
March 17, 2006	/s/Naran U. Burchinow

Naran U. Burchinow
Secretary
Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT

Annual Meeting of Shareholders
May 12, 2006
Introduction
     The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy is being mailed to shareholders on or about March 17, 2006.
This Proxy Solicitation
     Included in this package are the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
     This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Corporation”) that you may find useful in deciding how to vote. After this introduction, you will find the following seven sections:
•	Voting

•	Proposals

•	Board of Directors

•	Appointment of Independent Registered Public Accounting Firm

•	Share Ownership

•	Executive Compensation

•	Other Information
The Annual Meeting
     As shown on the Notice of Annual Meeting, the Annual Meeting will be held on Friday, May 12, 2006, at The Andersons’ Headquarters Building in Maumee, Ohio. The Corporation’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
     Abstentions and broker non-votes (proxies held in street name by brokers that are not voted on all proposals) will be treated as present for purposes of determining whether a majority is represented.

     There were no shareholder proposals submitted for the Annual Meeting. We must receive any shareholder proposals for the 2007 Annual Meeting at our principal offices in Maumee, Ohio by December 31, 2006.
Common Shares Outstanding
     On February 28, 2006, The Andersons, Inc. had issued and outstanding 7,571,859 shares of common stock.
Voting
     You are entitled to one vote at the Annual Meeting for each Common Share of The Andersons, Inc. that you owned of record as of the close of business on February 28, 2006.
How to Vote Your Shares
     You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to vote in advance. If your shares are recorded in your name, you may cast your vote in one of these four ways:
•	Vote by telephone: You can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•	Vote via the internet: You can vote via the internet by accessing the following website — www.computershare.com/us/proxy. Follow the simple instructions and be prepared to enter the code listed on your proxy card. If you vote via the internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting
     Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.
     When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your telephone or mail proxy vote will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow, Dale W. Fallat to serve as the proxies for the Annual Meeting.

How to Revoke Your Proxy
     You may revoke your proxy at any time before it is exercised by any of the following means:
•	Notifying Naran U. Burchinow, our Corporate Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card or telephone vote;

•	Attending the Annual Meeting and revoking your proxy in writing. Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
     Your shares will be voted at the meeting as directed by the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the meeting.
The Board’s Recommendations
     If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares for the election of the nominated directors and the ratification of the independent registered public accounting firm.
Votes Required to Approve Each Item
     The Code of Regulations also states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors. The ratification of independent registered public accounting firm requires a majority of the common shares present and eligible to vote. A broker non-vote or abstention will count as a vote against this proposal.
Where to Find Voting Results
     We will announce the voting results at the Annual Meeting and will publish the voting results in the Corporation’s Form 10-Q for the second quarter ended June 30, 2006. We will file that Form 10-Q with the Securities and Exchange Commission in August 2006.
Proposals
     The Governance / Nominating Committee and the Board, including all independent directors, have nominated eleven directors each for a one-year term. The Audit Committee has hired and the Board has approved PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2006 and recommends that you vote for their ratification.

Election of Directors
     The Board of Directors is currently comprised of eleven directors. The Board of Directors has nominated and recommends the election of each of the nominees listed below. Each Director that is elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Corporation. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.
     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.
     The following is a brief biography of each nominee. Information as to their ownership of the Common Shares can be found in the Share Ownership section at page 13. All information provided is current as of the record date — February 28, 2006.

		Principal Occupation, Business Experience	Director
Name	Age	and Other Directorships	Since
Michael J. Anderson	54	President and Chief Executive Officer since January 1999, President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Director of Interstate Bakeries Corporation and Fifth Third Bank, Northwest Ohio.	1988

Richard P. Anderson	76	Chairman of the Board since 1996, Chief Executive Officer from 1987 to 1998, Managing Partner from 1984 to 1987, general partner and member of Managing Committee from 1947 to 1987.	1987

Thomas H. Anderson	82	Chairman Emeritus since 1996, Chairman of the Board from 1987 until 1996, Senior Partner in 1987, general partner and member of Managing Committee from 1947 to 1987.	1987

John F. Barrett	56	Chairman, President and Chief Executive Officer of The Western and Southern Financial Group, previously President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Director of Convergys Corp., Inc. and Fifth Third Bancorp.	1992

		Principal Occupation, Business Experience	Director
Name	Age	and Other Directorships	Since
Robert J. King, Jr.	50	Managing Director, Western Reserve Partners LLC since 2006. Formerly Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. and MTD Holdings Inc.	2005

Paul M. Kraus	73	Of counsel to the Toledo, Ohio law firm of Marshall & Melhorn, LLC, member since 1962.	1988

Donald L. Mennel	59	President and Treasurer of The Mennel Milling Company since 1984. Served as a member of the Federal Grain Inspection Service Advisory Board and a past chairman of the Eastern Soft Wheat Technical Board.	1998

David L. Nichols	64	Past President and Chief Operating Officer of the Rich’s Lazarus Goldsmith’s Macy’s Division of Federated Department Stores, Inc. from 2000 through 2005, previously Chairman and Chief Executive Officer of Mercantile Stores, Inc. Director of R. G. Barry Corporation. Past director of the Federal Reserve Bank, Cleveland, Ohio.	1995

Dr. Sidney A. Ribeau	58	President of Bowling Green State University since 1995. Previously Vice President for Academic Affairs at California State Polytechnic University, Pomona, California. Director of Worthington Industries, Inc. and Convergys Corp., Inc.	1997

Charles A. Sullivan	70	Past Chairman of the Board and former Chief Executive Officer of Interstate Bakeries Corporation. Past director of UMB Bank of Kansas City, Missouri. Advisory director of Plaza Belmont, LLC.	1996

Jacqueline F. Woods	58	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company.	1999
Certain Relationships and Related Transactions
     Richard P. and Thomas H. Anderson are brothers; Paul M. Kraus is their brother-in-law. Michael J. Anderson is a nephew of Richard P. and Thomas H. Anderson and Paul M. Kraus.
     Charles A. Sullivan was formerly Chairman and Chief Executive Officer of Interstate Bakeries Corporation, which filed for Chapter 11 reorganization under the federal bankruptcy code on September 22, 2004. Mr. Sullivan’s last date of service as an executive officer of that company was September 30, 2002, which places the filing within the 2 year proxy disclosure requirement for bankruptcy filings. Michael J. Anderson remains a director of Interstate Bakeries Corporation.
     Directors Richard P. Anderson, Thomas H. Anderson and Paul M. Kraus each lease the land and home in which they live from the Corporation pursuant to lifetime leases that were granted in 1978 by the predecessor entity to The Andersons, Inc. Their lease payments were based on the fair market rental value of the properties over their projected lifetimes, and were fully paid by such Directors in a single lump sum in 1978. Following discussion with such Directors, the Corporation has recently offered to sell to each of them their respective land and homes, based on their current fair market value. Such a sale would terminate the leases and give the Directors fee simple ownership of their homes. At this time, the three Directors have indicated their intent to purchase their properties.
     Any of the three Directors who does not elect to purchase his property could continue to occupy his home under his lifetime leasehold, and upon the death of that Director or surviving spouse, his land parcel and home would revert to the Corporation.
     Pursuant to Ohio law, the matter was referred to the independent Directors of the Corporation. The independent Directors retained outside independent counsel, and a third party architect and real estate professional to advise them. The independent Directors determined that it was not in the best interests of the Corporation to continue to own these parcels of residential real estate, or to serve as a landlord. The independent Directors commissioned appraisals of the three parcels from an independent real estate appraiser, whose methodology was then reviewed and approved by a second independent real estate appraiser. The independent Directors then concluded that Richard P. Anderson, Thomas H. Anderson and Paul M. Kraus would be offered the opportunity to purchase their homes at such fair market values, net of the value of their lifetime leaseholds, which, as described above, such Directors already owned. The value of the lifetime leaseholds was determined by independent counsel by reference to the Directors’ and surviving spouses’ life expectancies, based upon Internal Revenue Code actuarial tables.
     A limited number of adjacent land parcels for residential homesites may also be sold. The independent Directors were advised that local zoning laws and prevailing land uses made sale of the parcels as residential properties the most practical and easily disposable use of the properties. Appraisals of the fair market value were also obtained for those parcels by the same process. Relatives of the three Directors were advised that such parcels may soon be available for sale, at the appraised fair market values. If offers to purchase the parcels at such fair market value are received from such individuals, the Corporation may choose to accept them.
     The Corporation believes that any sale on the above terms would be no less favorable to the Corporation than a sale made to unaffiliated persons.
     The Board of Directors recommends a vote FOR the election of the eleven directors as presented.

Approval of Independent Registered Public Accounting Firm
     The Audit Committee has hired and the Board of Directors has approved PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the financial statements of the Corporation for fiscal year 2006.
     If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.
     The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.
Other Business
     At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.
Board of Directors

Committees of the Board
Governance /
Name	Board	Audit	Compensation	Nominating
Michael J. Anderson	X
Richard P. Anderson	X*
Thomas H. Anderson	X
John F. Barrett	X		X
Robert J. King, Jr.	X		X
Paul M. Kraus	X
Donald L. Mennel	X	X*		X
David L. Nichols	X	X
Dr. Sidney A. Ribeau	X		X	X
Charles A. Sullivan	X	X		X*
Jacqueline F. Woods	X		X*

*	Chair
Board Meetings and Committees
     The Board of Directors (the “Board”) held five meetings in 2005. Each director attended 75% or more of the 2005 meetings of the Board of Directors and its committees, except for Robert J. King who attended all three meetings after his appointment to the Board in August 2005. Each of the Board members, except Robert J. King, who was not then a member of the Board, attended the Annual Shareholders Meeting held on May 6, 2005.
     Audit Committee: The Audit Committee, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings and five special meetings in 2005.
     The Board has determined that Donald L. Mennel, the Chairman of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws. All members of the Audit Committee are independent as defined in the listing standards of the NASDAQ.
     Compensation Committee: The Compensation Committee, comprised solely of four independent directors, reviews the recommendations of the Corporation’s Chief Executive Officer as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Corporation’s officers (other than the Chief Executive Officer) and determines the compensation of such officers and the Corporation’s Chief Executive Officer for the ensuing year. In addition, under the Corporation’s 2005 Long-Term Performance Compensation Plan, the Compensation Committee reviews, approves and recommends to the Board of Directors grants of equity-based compensation to all participants. The Compensation Committee met twice in 2005.
     Governance / Nominating Committee: The Governance / Nominating Committee is comprised solely of three independent directors. This Committee met twice in 2005. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, and recommends a slate of directors to be submitted to the shareholders for approval and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this Proxy Statement. The charter for the Governance / Nominating Committee was included in the Proxy Statement for the May 13, 2004 Annual Meeting as Appendix C. All members of the Governance / Nominating Committee are independent as defined in the listing standards of the NASDAQ.
     It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
     Each candidate for director is evaluated on the basis of his / her ability to contribute expertise to the businesses and services in which the Corporation engages, to conduct himself / herself in accordance with the Statement of Principles, and to contribute to the mission and greater good of the Corporation. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable laws, and the Board’s ratio of independent to non-independent directors is also taken into consideration. Qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
     Submission of names by shareholders are to be made to the Secretary of the Corporation, at the Corporation’s Maumee, Ohio address, who, in turn, submits the names to the Chair of the Governance / Nominating Committee.
     Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Corporation’s Maumee, Ohio, address; or, by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications intended for the Board will be forwarded to the Board members. Shareholders may also obtain additional information about the Corporation at the Corporation’s website (www.andersonsinc.com).
Code of Ethics
     The Corporation has Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Corporation’s website (www.andersonsinc.com). The Corporation intends to post amendments to or waivers from its Standards of Business Conduct to the extent applicable to the Corporation’s chief executive officer, principal financial officer or principal accounting officer on its website.
Director Compensation
     Directors who are not employees of the Corporation receive an annual retainer of $22,500. The chairpersons of the Audit, Compensation and Governance / Nominating Committees each receive an additional retainer of $3,000. Directors may elect to take their annual retainer in cash, Common Shares or as deferred compensation.
     Directors who are not employees of the Corporation receive a fee of $1,000 for each Board Meeting and Annual Meeting attended. Members of each committee, including the chairpersons, who are not employees of the Corporation, receive $1,000 for each committee meeting attended. Participation in Board and committee meetings by phone will be paid at a rate of one half of the regular meeting amount. Beginning in 2002, directors participating in telephone conference meetings with management that are not regularly scheduled Committee meetings, also receive a fee of the greater of $500 or one half of the regular meeting amount.
     Directors who are not employees of the Corporation also receive an option grant each year based partially on the Corporation’s financial performance of the previous year. In 2005, the grant date was moved to April 1 from January 1, which allows for completion of the annual audit of the prior year. These Director grants vest after one year, and expire in five years and are granted at the market price on the date of grant. Each non-employee director received a grant of 3,000 options on April 1, 2005 and is expected to receive a grant of 3,600 share-only share appreciation rights on April 1, 2006.
     Thomas H. Anderson, chairman emeritus, receives payments totaling $75,000 annually from the Corporation comprised of an annual retainer of $22,500 for Board of Director responsibilities and of $52,500 annually from the Corporation for business consulting and advisory services. Richard P. Anderson, Chairman of the Board, receives payments totaling $100,000 annually from the Corporation comprised of an annual retainer of $22,500 for Board of Director responsibilities and $77,500 for business consulting and advisory services.
Audit Committee Report
     The Audit Committee of The Andersons, Inc. Board of Directors is comprised of three independent directors and operates under a written charter (included in the Proxy Statement for the May 13, 2004 Annual Meeting as Appendix A). The Audit Committee appoints, establishes fees to, pre-approves non-audit services provided by, and evaluates the performance of the Corporation’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
     Management is responsible for the Corporation’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Corporation’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Corporation in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and reviewed all material written communications between the independent registered public accounting firm and management.
     The Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
     The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit Fees”) when considering their independence.

     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Donald L. Mennel (chair), David L. Nichols, Charles A. Sullivan
Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP (“PwC”) served as the Corporation’s independent registered public accounting firm for the year ended December 31, 2005. The Audit Committee has appointed PwC as the independent registered public accounting firm of the Corporation for the year ended December 31, 2006.
     Representatives from PricewaterhouseCoopers LLP are expected to attend the meeting. They will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to questions.
Audit Fees
     During 2005, PwC not only acted as the Corporation’s independent registered public accounting firm but also rendered other services to the Corporation. The following table sets forth the aggregate fees billed by PwC for audit services related to 2005 and 2004 and for other services billed in the most recent two years:

Fees	2005	2004
Audit (1)	$1,256,500	$1,376,000
Audit-related (2)	—	24,000
Tax (3)	77,243	11,880
Other (4)	1,500	1,500

Total	$1,335,243	$1,413,380

(1)	Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

(2)	Fees for assurance and related services other than those included in Audit Fees and related to accounting consultations in connection with an acquisition.

(3)	Fees for services related to tax consultations and tax planning projects.

(4)	Annual license fee for technical accounting research software.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes Oxley Act of 2002, which were effective as of May 6, 2003 and require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Corporation’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Corporation’s independent registered public accounting firm. This policy specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items on a quarterly basis.
     Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering other bids and the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated on a quarterly basis as to the actual fees billed under each project.
     Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for full-time, permanent employees of PricewaterhouseCoopers LLP.

Share Ownership
Shares Owned by Directors and Executive Officers
     This table indicates the number of Common Shares owned by the executive officers and directors as of February 28, 2006. The table displays this information for the group as a whole, for each director individually and for the five most highly compensated executive officers.

	Amount and Nature of Shares Beneficially
	Owned as of February 28, 2006
		Aggregate Number Of
		Shares Beneficially		Percent of
Name	Options (a)	Owned		Class (b)
Dennis J. Addis	31,850	13,315	(g)	*
Michael J. Anderson	126,332	151,414	(c)	3.60%
Richard P. Anderson	85,188	358,370	(d)	5.55%
Thomas H. Anderson	3,000	260,773	(e)	3.37%
John F. Barrett	8,580	14,635		*
Naran U. Burchinow	2,800	—		*
Robert J. King Jr.	—	500		*
Paul M. Kraus	8,580	99,550	(f)	1.37%
Donald L. Mennel	8,580	12,515		*
David L. Nichols	3,000	13,000		*
Harold M. Reed	37,850	22,187		*
Dr. Sidney A. Ribeau	9,007	8,120		*
Rasesh H. Shah	27,250	21,638		*
Charles A. Sullivan	8,580	21,747	(h)	*
Jacqueline F. Woods	8,580	6,882		*
All directors and executive officers as a group (22 persons)	445,332	1,207,039		18.06%

(a)	Includes options exercisable within 60 days of February 28, 2006.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 51,546 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse and 7,282 Common Shares held by Colin J. Anderson, Mr. Anderson’s son. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(d)	Includes 332,811 Common Shares are held by Richard P. Anderson, LLC. Richard P. Anderson holds all options on Common Shares. Voting shares of the LLC are held 50% by Richard P. Anderson and 50% by Mrs. Frances H. Anderson, Mr. Anderson’s spouse. Nonvoting shares are held 24.53% each by Mr. Anderson and Mrs. Anderson. Mr. and Mrs. Anderson’s children hold the remaining nonvoting shares. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(e)	Includes 117,745 Common Shares held by Thomas H. Anderson Trust and 143,028 Common Shares held by Mary P. Anderson Trust. Mrs. Mary P. Anderson, is Mr.

Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(f)	Includes 46,650 Common Shares held by Mrs. Carol A. Kraus, Mr. Kraus’s spouse. Mr. Kraus disclaims beneficial ownership of such Common Shares.

(g)	Includes 400 Common Shares owned by Jeremy Addis, Mr. Addis’s son. Mr. Addis disclaims beneficial ownership of such Common Shares.

(h)	Includes 5,270 Common shares owned by Charles A. Sullivan Trust.
Share Ownership of Certain Beneficial Owners

		Amount and Nature
Title of		of Beneficial	Percent of
Class	Name and Address of Beneficial Owner	Ownership	Class

Common Shares	Advisory Research, Inc.	485,495	6.41%
	180 North Stetson Street
	Suite 5500
	Chicago, Illinois 60601
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not officers or directors but who beneficially own more than ten percent of Common Shares, must also report under Section 16(a). Copies of all Section 16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Corporation.
     We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2005, except for the following:
•	Daniel T, Anderson filed a late Form 4 for shares gifted to him on November 14

•	Richard M. Anderson filed a late Form 4 for a sale of shares made March 7

•	Charles E. Gallagher filed a late Form 4 for a sale of shares made November 9.
Executive Compensation
     This section contains charts that show the amount of compensation (both cash and Common Shares) earned by the Corporation’s five most highly paid executive officers and one former executive officer. It also contains the performance graph comparing the Corporation’s performance relative to our peer group of companies and the report of our Compensation Committee explaining the compensation philosophy for the Corporation’s most highly paid executive officers.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation
						All Other
				Other Annual	Option	Compensation
Name and Position	Year	Salary	Bonus	Compensation (b)	Grants	(a)

Michael J. Anderson	2005	$386,667	$350,000	$156,240	30,000	$6,300
President and Chief	2004	366,667	300,000	—	33,500	6,665
Executive Officer	2003	348,333	185,000	—	35,000	6,000

Dennis J. Addis	2005	207,500	200,000	53,010	10,500	5,684
President	2004	198,750	155,000	—	12,500	5,352
Plant Nutrient Division	2003	179,583	132,500	—	12,000	6,000

Naran U. Burchinow	2005	169,749	100,000	20,770	4,000	45,363
Vice President,	2004	—	—	—	—	—
General Counsel and Secretary	2003	—	—	—	—	—

Harold M. Reed	2005	210,583	175,000	53,010	10,500	6,670
President	2004	205,167	180,000	—	11,500	6,150
Grain Division	2003	200,000	95,000	—	12,000	6,000

Rasesh H. Shah	2005	212,500	290,000	53,010	12,500	6,354
President	2004	203,500	275,000	—	12,500	6,665
Rail Group	2003	187,667	82,500	—	12,000	5,484

Richard M. Anderson	2005	135,554	—	53,010	7,500	327,624
Former President	2004	197,000	45,000	—	10,500	6,150
Turf & Specialty Group	2003	190,833	50,000	—	12,000	6,000

(a)	Corporation’s matching contributions to the 401(k) retirement plan and the deferred compensation plan. Also includes service award value for Harold M. Reed, moving and relocation costs for Naran U. Burchinow and severance payments, supplemental pension plan payment and the payout of accrued vacation for Richard M. Anderson.

(b)	Represents the April 1, 2005 market value of Performance Share Units granted. Common shares will be delivered in the first quarter of 2008 based on cumulative earnings per share growth over a three year performance period beginning January 1, 2005. This amount represents a full award equivalent to 14% annual growth. Partial awards (equal to 10% of the full award) begin at 3% annual growth. Grantees who separate from the Corporation for reasons other than death, disability, retirement or termination without cause as a result of the sale of a business unit forfeit their award (Richard M. Anderson’s award was forfeited). Upon the end of the performance period, additional shares representing dividends paid during the performance period will be delivered. Holders of these units have no shareholder rights until the end of the performance period and delivery of the Common Shares.
Option Grants

					Potential Realizable
	2005 Individual Grants				Value at Assumed
		% of Total			Annual rates of Share
	Number of	Options			Price Appreciation for
	Securities	Granted to			Option Term (b)
	Underlying	Employees	Exercise
	Options	in Fiscal	or Base
	Granted (a)	Year	Price	Expiration Date	5%	10%

Michael J. Anderson	30,000	15.66%	$31.00	4/1/10	$1,186,800	$1,497,900
Dennis J. Addis	10,500	5.48%	31.00	4/1/10	415,380	524,265
Naran U. Burchinow	4,000	1.30%	31.00	4/1/10	158,240	199,720
Harold M. Reed	10,500	5.48%	31.00	4/1/10	415,380	524,265
Rasesh H. Shah	12,500	6.52%	31.00	4/1/10	494,500	624,125
Richard M. Anderson (c)	7,500	3.91%	31.00	4/1/10	296,700	374,475

(a)	These options, granted on April 1, 2005, were 40% vested at the date of grant, 30% after one year and 30% after two years. Annual growth of 5% results in a share price of $39.56 per share and 10% results in a price of $49.93 per share for the five-year option term. See (b) for a discussion of these annual growth factors used in calculating potential realizable value.
(b)	Potential realizable value is based on the assumed annual growth of the Corporation’s Common Shares for the option term. Actual gains, if any, on share option exercises are dependent on the future performance of the shares. There can be no assurance that the amounts reflected in this table will be achieved.
(c)	Subsequent to grant, 2,250 of these options were cancelled as they will not vest within one year of Richard M. Anderson’s termination date.

Aggregated Option Exercises in 2005 and Year-End Values

			Unexercised	Value of In-the-
			Options at	Money Options at
			Year End (#)	Year End ($)
	Shares
	Acquired on	Value	Exercisable /	Exercisable /
Name (a)	Exercise	Realized	Unexercisable	Unexercisable (b)

Michael J. Anderson	30,000	$788,725	122,332	$3,513,659
			18,000	217,440
Dennis J. Addis	6,000	155,190	36,200	1,002,309
			6,300	76,104
Naran U. Burchinow	—	—	1,600	19,328
			2,400	28,992
Harold M. Reed	14,000	432,550	37,700	1,057,896
			6,300	76,104
Rasesh H. Shah	7,500	196,400	29,500	763,873
			7,500	90,600
Richard M. Anderson	24,000	760,910	19,500	503,206
			2,250	27,180

(a)	None of the individuals in this table has stock appreciation rights.

(b)	The value of in-the-money options is calculated as the difference between the closing market price of the Corporation’s Common Shares underlying the Corporation’s stock options as of December 31, 2005 ($43.08) and the exercise price of the option.
Long-Term Incentive Plans — Awards in Last Fiscal Year
     In 2005, the Compensation Committee granted performance share units (PSUs) to all officers of the Corporation under the 2005 Long-Term Performance Compensation Plan. Each PSU will be converted into one share of the Corporation’s common stock at the end of the performance period if the applicable performance conditions are satisfied. These PSUs will be increased by common shares equal to the value of equivalent dividends paid on the Corporation’s common shares during the performance period. For a description of the performance conditions and period for these PSUs, see page 15, footnote (b).

Name	Number of Units	Performance Period

Michael J. Anderson	5,040	2005 through 2007
Dennis J. Addis	1,710	2005 through 2007
Naran U. Burchinow	670	2005 through 2007
Harold M. Reed	1,710	2005 through 2007
Rasesh H. Shah	1,710	2005 through 2007

Estimated Retirement Benefits
     The following table shows estimated annual regular pension benefits payable to officers and other key employees upon retirement if occurring today at age 65 under the provisions of our qualified and non-qualified pension plans. These benefits are based upon compensation and years of service.

		Approximate Annual Retirement Benefit
Average Five-Year		Based Upon the Indicated Years of Service (b)
Compensation (a)	5 Years	10 Years	15 Years	25 Years	30 Years

200,000	$13,700	$27,400	$41,200	$68,600	$82,300
300,000	21,200	42,400	63,700	106,100	127,300
400,000	28,700	57,400	86,200	143,600	172,300
500,000	36,200	72,400	108,700	181,100	217,300
600,000	43,700	87,400	131,200	218,600	262,300
700,000	51,200	102,400	153,700	256,100	307,300
800,000	58,700	117,400	176,200	293,600	352,300
900,000	66,200	132,400	198,700	331,100	397,300
1,000,000	73,700	147,400	221,200	368,600	442,300
     In February 2006, the Board of Directors approved a revision of the retirement program for the employees of the Corporation. The above table will apply only to service prior to December 31, 2006 and based on the average five-year compensation at retirement but not taking compensation after December 31, 2011 into account. Pension benefits for service after December 31, 2006 will be 1% of the compensation during the year of service for all non-retail employees.

(a)	Compensation includes base pay plus bonus.

(b)	The benefits shown reflect the election of a single life annuity. Credited years of service are as follows:

Names	Years of Credited Service

Michael J. Anderson	18
Dennis J. Addis	18
Naran U. Burchinow	1
Harold M. Reed	21
Rasesh H. Shah	18
Richard M. Anderson	17.7 at termination

Compensation Committee Report on Executive Compensation
     The Compensation Committee of the Board of Directors is pleased to present its report on executive compensation. The Committee exercises the Board’s powers in reviewing all aspects of cash and long-term compensation for executive officers and other key employees. All members of the Compensation Committee are independent as defined by the Securities and Exchange Commission and the National Association of Securities Dealers.
Compensation Philosophy
     The Corporation’s compensation philosophy is to pursue and create a direct linkage between executive compensation and continuous improvements in corporate performance and increases in shareholder value. The Corporation has adopted the following objectives as guidelines for compensation decisions:
•	Implement a balance between short- and long-term compensation to leverage the Corporation’s annual and long-term business objectives and strategy by encouraging executive performance in fulfilling those objectives in a manner consistent with the values expressed in the Corporation’s Mission Statement and Statement of Principles.
•	Provide short-term cash compensation opportunities based on annual Corporation, business unit, and individual performance.
•	Provide long-term equity compensation opportunities to reward achievement of the Corporation’s long-term performance goals and to align interests of executives with shareholders.
•	Require executives to build and maintain a continuing equity investment in the Corporation which is appropriate to individual roles and responsibilities.
•	Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.
•	Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities or new positions.
•	Take into account historical levels of executive compensation and the overall competitiveness of the market for high quality executive talent.
     During 2004 the Corporation formed a task force and retained the services of an outside consultant to facilitate and conduct a comprehensive review of the Amended and Restated Long-Term Compensation Plan dated December 14, 2001 (the “Prior Plan”). The task force assessed the effectiveness of the Prior Plan design, reviewed emerging trends with respect to the delivery of equity and cash-based long-term incentive compensation, evaluated the impact of and considered planning opportunities presented by the recent changes in accounting standards, and examined alternative strategies for delivering equity-based long-term incentive compensation. Based on the task force findings and recommendations, the Corporation is revising its long-term compensation strategy to strengthen the alignment of executive officers and other key employees with shareholder interests and to more closely align compensation with the achievement of long-term corporate performance. The Corporation has also adopted a share ownership and retention policy for all participants in the Plan effective April 1, 2005. This policy is intended to promote sound corporate governance by appropriately aligning the interests of executives and other managers with the interests of shareholders.

Compensation Program Components
     We regularly review the Corporation’s compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the Corporation’s performance. Elements of the compensation program for executive officers are further explained below.
          Base Salary and Bonus Base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with that of companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons. The Corporation’s bonus program considers a portion of this base salary “at risk” and determines how much of the at-risk dollars are awarded each year based on both quantitative and qualitative factors.
          Long-Term Compensation Plan The Corporation sponsors a long-term performance compensation plan which enables the Board of Directors to deliver any combination of share-only share appreciation rights (SOSARs), share options, share awards, and performance share units (PSUs) to certain employees based both on Corporation and individual performance. The exercise price of options and SOSARs is the market price of the Common Shares on the grant date. Share awards may include restrictions that require continued employment prior to vesting. PSUs include restrictions that require achievement of certain levels of predefined performance prior to vesting.
          Stock Ownership and Retention Policy The Corporation adopted a stock ownership and retention policy effective April 1, 2005. The policy applies to all participants in the long-term performance compensation plan including executive officers, directors and other key employees. The policy requires participants to build and maintain an ongoing ownership stake in the Corporation and thereby link their interests to shareholder interests. The policy includes both stock ownership and retention requirement features. The key features of the policy are:
•	Each participant is encouraged to build and maintain a continuing equity investment in the Corporation which is appropriate to individual roles and responsibilities. Ownership guidelines were determined as a multiple of average base salary and converted to a number of fixed shares.

•	The policy does not require any participant to purchase shares in the market in order to meet the guidelines, rather the focus is on retaining shares delivered through the Plan. Until the ownership guideline level is achieved, participants are required to retain at least 75% of the net shares exercised or delivered from grants made after the effective date of the policy. For participants who are not officers of the Corporation, there is no retention requirement on shares delivered after the ownership guideline has been achieved unless the participant falls bellow the ownership guideline for any reason; in this case the 75% retention requirement applies until the level is once again achieved. If a participant is also an officer of the Corporation, the retention requirement is reduced to 25% of the net shares exercised or delivered once the ownership guideline is achieved.

•	In addition, regardless of whether the ownership guideline level is met, all participating officers must retain 100% of the net shares exercised or delivered for one year following the date of exercise or vesting as the case may be.
          Employee Benefit Plans. The Corporation also sponsors an Employee Share Purchase Plan that allows all employees to purchase Common Shares at the lower of the beginning or end of the year market price. Funding of these purchases is made through payroll deductions.
Chief Executive Officer Compensation
     The Committee set the 2005 fiscal year cash compensation for Mr. Michael J. Anderson based on past compensation practices, policies and performance. Taking these factors into account, Mr. Anderson’s annual base salary was set at $386,666 for 2005. He also received a 2005 performance bonus of $350,000 and is expected to receive an April 1, 2006 grant of 22,000 share-only share appreciation rights (SOSARs) and 3,710 performance share units. The performance share units grant Mr. Anderson the right to receive Common Shares at the end of the three year performance period on December 31, 2008, dependent on the achievement of specified financial performance objectives for the period. In the future, we will continue to take responsibility for establishing the Chief Executive Officer’s annual cash and equity-based compensation. In doing so, the Committee will consider a number of factors, including prior compensation arrangements, corporate performance, individual performance and competitive standards.
Summary
     After our review of all existing programs, we continue to believe that the total compensation program for executives is focused on increasing shareholder value and enhancing corporate performance. We currently believe that the compensation of executive officers is properly tied linked to share appreciation through the 2005 Long-Term Performance Compensation Plan. We also believe that executive compensation levels are competitive with the compensation programs provided by the Corporation’s competitors. All members of the Committee have approved this report.

COMPENSATION COMMITTEE
Jacqueline F. Woods (chair), John F. Barrett, Robert J. King, Jr., Sidney A. Ribeau
Performance Graph
     The graph below compares the total shareholder return on the Corporation’s Common Shares to the cumulative total return for the NASDAQ U.S. Index and a Peer Group Index. The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any. The Peer Group Index, weighted for market capitalization, includes the following companies:

• Agrium, Inc.
• Archer-Daniels-Midland Co.
• Corn Products International, Inc.
• GATX Corp.
• Greenbrier Companies, Inc.
• Lesco, Inc.
• Lowes Companies

     This Peer Group Index was adjusted in 2004 as two of the companies previously used were no longer in existence as public companies and two companies (Scotts Company and Conagra, Inc.) have changed their focus to brand / packaged foods from the previous focus on agribusiness / lawn / turf products.
     The graph assumes a $100 investment in The Andersons, Inc. Common Shares on December 31, 2000 and also assumes investments of $100 in each of the NASDAQ U.S. and Peer Group indices, respectively, on December 31 of the first year of the graph. The value of these investments as of the following calendar year ends is shown in the table below the graph.

	Base Period	Cumulative Returns
	December 31, 2000	2001	2002	2003	2004	2005

The Andersons, Inc.	$100.00	$119.30	$154.81	$198.67	$321.16	$547.95
NASDAQ U.S.	100.00	79.21	54.46	82.12	89.65	91.54
Peer Group Index	100.00	155.59	129.17	183.77	208.33	239.47
Other Information
Shareholder Proposals for 2007 Annual Meeting
     The Secretary of the Corporation must receive shareholder proposals for consideration at the 2007 annual meeting no later than December 31, 2006. This deadline is necessary in order for the proposal to be considered for inclusion in the Corporation’s 2007 proxy materials.

Additional Information
     This proxy information is being mailed with the Corporation’s December 31, 2005 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Corporation’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Corporation at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. We expect that it will be filed on or about March 15, 2006.
     The proxies being solicited are being solicited by the Board of Directors of the Corporation. The cost of soliciting proxies in the enclosed form will be borne by the Corporation.
     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors

/s/Naran U. Burchinow

Naran U. Burchinow
Secretary

PROXY — THE ANDERSONS, INC.
Location: The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; 8:00 a.m. Local Time Proxy solicited by Board of Directors for Annual Meeting — May 12, 2006
Matthew C. Anderson, Dale W. Fallat, and Naran U. Burchinow, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of The Andersons, Inc. to be held on May 12, 2006 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote for the election of eleven Directors to hold office for a one-year term, and for ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2006.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important — This Proxy must be signed and dated on the reverse side. THANK YOU FOR VOTING.
IF YOU HOLD SHARES THROUGH A BROKERAGE FIRM, IN YOUR OWN NAME, OR THROUGH THE 401K, YOU MAY HAVE MORE THAN ONE PROXY TO COMPLETE.
IF VOTING BY U.S. MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE APRIL 28, 2006.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-866-731-VOTE (8683) in the United States of Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Enter the information requested on your computer screen and follow the simple instructions

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 12, 2006.
THANK YOU FOR VOTING.

The Andersons, Inc.
[Name and address of shareholder]
☐ Mark this box with an X if you have made changes to your name or address details above
Annual Meeting Proxy Card
A. Election of directors
1. The Board of directors recommends a vote FOR the listed nominees. The Election of eleven Directors to hold office for a one-year term:

	For	Withhold		For	Withhold		For	Withhold
Michael J. Anderson	☐	☐	Robert J. King, Jr.	☐	☐	Dr. Sidney A. Ribeau	☐	☐
Richard P. Anderson	☐	☐	Paul M. Kraus	☐	☐	Charles A. Sullivan	☐	☐
Thomas H. Anderson	☐	☐	Donald L. Mennel	☐	☐	Jacqueline F. Woods	☐	☐
John F. Barrett	☐	☐	David L. Nichols	☐	☐
B. Issues
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐
Mark this box with an X if you plan to attend the Annual Meeting. ☐
C. Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Note: Please sign your name(s) EXACTLY as your name(s) appear on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
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